Exhibit 10-01

Agreement Between

Legacy Wine & Spirits International Ltd, a Nevada Corporation

with offices located at 385 52 Ave,

Pointe-Calumet, Quebec

“LI”

And

Legacy Wine & Spirits Merchants Ltd, a BVI Corporation

with offices located at Shop 7 G/F 38-48 Wharf Road,

North Point, Hong Kong

“LM”

LI will issue to LM 1,000,000 shares of LI’ s Company stock, under Rule 144, in consideration of LM’s vend-in of a general license to import, bottle, blend, manufacture and distribute wine and spirits ending in December 2021 (as detailed in the Joint Venture Agreement with Beijing Nine Dragons Winery Development Co. Ltd.)

LI represents that it is a publicly traded US listed and reporting Company  with the funding ability and marketing expertise to take advantage of a general license to import, , blend, manufacture and distribute wine and spirits in China.

LI agrees to finance at least 2 corporately owned wine and spirits retail stores to be located in Beijing, China.  These stores are to be named Legacy Wine & Spirits.

LI has the right to finance and ‘ First Right of Refusal’ (as detailed in Joint Venture Agreement) the capital costs of setting up the manufacturing facility so that bottling, blending and manufacturing of various wine and spirits products can be implemented after a reasonable period of marketing its imported products to the satisfaction of both LI and LM.

LM represents that it has the ability to source and import wine and spirits through its agreement with Crown Star Holdings Inc, a company with offices in Vancouver and Hong Kong, (as detailed in Crown Star Distributor Agreement).  LI reserves the right to deal with other sourcing companies as well.

LM will be responsible for the main sourcing of products (wine and Spirits) for import into China.

LM represents that it has a general license to import, bottle, blend, manufacture and distribute wine and spirits in China through its agreement with Nine Dragons Winery Development Co. Ltd, a company based in Beijing.

LM will be responsible for the operations of the Wine and Spirits stores and it’s distribution network.

LM will be responsible for increasing the distribution network for the Legacy product line.

LM and LI will be jointly responsible for the franchising of its wine and spirits stores and distribution network.

/s/: R. Klein_________________________________

Legacy Wine & Spirits International Ltd        Dated this 5th day of May, 2008

/s/: M. Liu___________________________________

Legacy Wine & Spirits Merchants Ltd            Dated this 5th day of May, 2008